PRESS RELEASE



FOR RELEASE: IMMEDIATE

CONTACTS:
Karen Chrosniak, Director of Investor Relations,
Dean Marshall, Director of Finance, or
Jim Brown, Vice President, Finance
(877) 496-6704



               Adelphia Announces Sale of $1 Billion Senior Notes

         Offering Proceeds Increase from $400 Million Previously Sought



COUDERSPORT, Pa., June 7, 2001 -- Adelphia Communications Corporation (NASDAQ:
ADLAC) announced the final pricing terms and increased size for its previously announced public offering of Senior Notes due 2011. The final prospectus supplement for this transaction provides for an offering of $1.0 billion aggregate principal amount of 10-1/4% Senior Notes due 2011. The Senior Notes will be noncallable and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt.

The transaction size of this offering was increased from the $400 million previously announced. Net proceeds will be initially invested in cash equivalents or used to repay revolving credit facilities of Adelphia's subsidiaries, and thereafter will be available for general corporate purposes. Closing for the offering is expected to occur on June 12, 2001.

Salomon Smith Barney and Banc of America Securities LLC are serving as joint book-running managers of the offering, with BMO Nesbitt Burns Corp., CIBC World Markets, Credit Suisse First Boston, Deutsche Banc Alex. Brown, JPMorgan and TD Securities serving as co-managers. Prospectuses may be obtained from Salomon Smith Barney, 388 Greenwich Street, New York, New York 10013 or Banc of America Securities LLC, 9 West 57th Street, 31st Floor, New York, New York 10019.

Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country.
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This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, acquisitions and divestitures, risks associated with the Company's growth and financings, the availability and cost of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, the Company's ability to execute on its business plans and to construct, expand and upgrade its cable systems, fiber optic networks and related facilities, risks associated with reliance on the performance and financial condition of vendors and customers, technological developments and changes in the competitive environment in which the Company operates. Additional information regarding factors that may affect the business and financial results of Adelphia can be found in the Company's Form 10-K for the year ended December 31, 2000, as amended by its Form 10-K/A, and its most recently filed Form 10-Q, as well as in the prospectus and most recent prospectus supplement filed under Registration Statement No. 333-78027, under the section entitled "Risk Factors" contained therein. The Company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.